UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2021

CHS Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-36079

Minnesota				41-0251095
(State or other jurisdiction of incorporation or organization)				(I.R.S. Employer Identification Number)
5500 Cenex Drive
	Inver Grove Heights,	Minnesota	55077
(Address of principal executive offices, including zip code)
	(651)	355-6000
(Registrant’s telephone number, including area code)
  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
8% Cumulative Redeemable Preferred Stock	CHSCP	The Nasdaq Stock Market LLC
Class B Cumulative Redeemable Preferred Stock, Series 1	CHSCO	The Nasdaq Stock Market LLC
Class B Reset Rate Cumulative Redeemable Preferred Stock, Series 2	CHSCN	The Nasdaq Stock Market LLC
Class B Reset Rate Cumulative Redeemable Preferred Stock, Series 3	CHSCM	The Nasdaq Stock Market LLC
Class B Cumulative Redeemable Preferred Stock, Series 4	CHSCL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On February 19, 2021, CHS Inc. (the “Company”) entered into a Third Amendment (the “Third Amendment”) to that certain 2015 Credit Agreement (10–Year Term Loan) (the “Credit Agreement”), dated as of September 4, 2015, as amended by the First Amendment to Credit Agreement, dated as of June 30, 2016, and the Second Amendment to Credit Agreement, dated as of July 16, 2019, by and among the Company, CoBank, ACB (“CoBank”), for its own benefit as a syndication party and as the administrative agent for the benefit of the present and future syndication parties, and the other syndication parties party thereto.

Pursuant to the Third Amendment, on February 19, 2021, the entire $366.0 million aggregate principal amount of term loans under the Credit Agreement were converted into revolving loans, which can be paid down and re–advanced in an amount up to the referenced $366.0 million until February 19, 2022. On February 19, 2022, the total revolving loan balance will revert to a non-revolving term loan that is payable in full on September 4, 2025.

The Credit Agreement, as amended by the Third Amendment, contains customary events of default, including cross–defaults relating to other indebtedness. The occurrence of certain events of default will, at the option of the administrative agent or at the direction of syndication parties whose aggregate individual commitments under the Credit Agreement, as amended by the Third Amendment, constitute more than 50.0% of the total commitments thereunder, result in the entire debt under the Credit Agreement, as amended by the Third Amendment, becoming immediately due and payable. The occurrence of certain other events of default involving insolvency or bankruptcy of the Company or any of its significant subsidiaries will result in the entire debt under the Credit Agreement, as amended by the Third Amendment, becoming immediately due and payable without any action by or on behalf of the administrative agent or the syndication parties.

In connection with the Third Amendment, the Company paid certain fees to CoBank.

CoBank and certain other syndication parties that are parties to the Credit Agreement, as amended by the Third Amendment, are also parties to one or more of the Company’s other outstanding credit facilities, including, without limitation, the Company’s 2019 Second Amended and Restated Credit Agreement (5–Year Revolving Loan). Also, certain syndication parties that are parties to the Credit Agreement, as amended by the Third Amendment, and/or their affiliates have from time to time engaged, and in the future may engage, in various financial advisory and investment banking transactions with, and provide services to, the Company and its subsidiaries in the ordinary course of business for which they received or will receive customary fees and expenses.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the information set forth in Item 1.01 of this Current Report on Form 8–K, which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Third Amendment, dated as of February 19, 2021, to that certain 2015 Credit Agreement (10–Year Term Loan), dated as of September 4, 2015, as amended by the First Amendment to Credit Agreement, dated as of June 30, 2016, and the Second Amendment to Credit Agreement, dated as of July 16, 2019, by and among CHS Inc., CoBank, ACB, for its own benefit as a syndication party and as the administrative agent for the benefit of the present and future syndication parties, and the other syndication parties party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

Date: February 24, 2021	By:	/s/ Olivia Nelligan
Olivia Nelligan
Executive Vice President and Chief Financial Officer